UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 26, 2017

Date of Report (Date of earliest event reported)

New Colombia Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-51274	43-2033337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Carrera 59, #94-138 Barranquilla- Atlántico Colombia
(Address of principal executive offices and Zip Code)

(410) 236-8200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Conditions

As the Company continues to complete their Audited Year End 2015 and 2016 annual report, we would like to disclose to our shareholders our preliminary unaudited financial information for 2015 to be included in those filings. We are also attaching the preliminary financials for the period ending September 30, 2016.

TABLE OF CONTENTS

NEW COLOMBIA RESOURCES, INC.

Consolidated Balance Sheets

(Unaudited)

	As of	As of
	December 31,	December 31,
	2015	2014
ASSETS	(unaudited)

Current Assets
Cash and cash equivalents	$3,209	$1,627
Prepaid expenses and other current assets	-	16,067
Total Current Assets	3,209	17,694

Non-Current Assets
Equipment, net of accumulated depreciation of $6,499 and $3,823, respectively	370,680	329,209
Investment in properties	-	56,344
Mining rights	100,000	100,000
Equity method investment	9,967	23,120
TOTAL ASSETS	$483,856	$526,367

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accrued liabilities	$389,723	$349,401
Accounts payable and accrued interest – related parties	86,375	53,713
Other liability	660,000	660,000
Short-term convertible debt	352,233	281,000
Derivative liability	554,910	-
Total Current Liabilities	2,043,241	1,344,114

Total Liabilities	2,043,241	1,344,114

Stockholders' Deficit:
Preferred stock, $0.001 par value (shares authorized-20,000,000; 10,000,000 shares undesignated) Series A Convertible: 10,000,000 shares designated; 10,000,000 shares issued and outstanding at December 31, 2015 and at December 31, 2014	10,000	10,000
Preferred stock, $0.001 par value (shares authorized-10,000,000; -0- shares undesignated) Series B Convertible: 10,000,000 shares designated; 2,727,990 and 2,500,492 shares issued and outstanding at December 31, 2015 and December 31, 2014	2,728	2,500
Common stock, $0.001 par value (shares authorized-1,000,000,000); 286,256,757 shares issued and outstanding at December 31, 2015 and 125,008,477 at December 31, 2014	286,258	125,008
Additional paid-in capital	28,185,868	26,926,947
Deficit accumulated	(30,014,702)	(27,861,165)
Total Stockholders’ Deficit of New Columbia Resources, Inc.	(1,529,848)	(796,710)

Non-controlling interest	(29,537)	(21,037)
Total Stockholders’ Equity Deficit	(1,559,385)	(817,747)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$483,856	$526,367

See accompanying notes to the consolidated financial statements

NEW COLOMBIA RESOURCES, INC.

Consolidated Statements of Operations

	December 31,	December 31,
	2015	2014
	(unaudited)
Operating Expenses
Geology and engineering	$17,130	$38,916
Royalty expense	72,200	105,000
Depreciation expense	2,676	2,677
General and administrative	1,261,571	1,724,544
Total Operating Expenses	1,353,577	1,871,137

Loss from Operations	(1,353,578)	(1,871,137)

(Gain) loss on settlement of debt	56,010	(48,662)
Interest expense	406,653	84,798
Loss on derivatives	255,933	61,950
Other expense	-	(71,250)
Impairment of investment	37,944	-
Loss from equity investment	51,920	1,880

Net loss	$(2,162,037)	$(1,899,853)

Net income attributable to non-controlling interest	8,500	21,037

Net loss attributable to New Columbia Resources, Inc.	$(2,153,537)	$(1,878,816)

Basic and diluted loss per share	$(0.01)	$(0.02)

Weighted average number of shares outstanding-
basic and diluted	183,323,031	98,029,823

See accompanying notes to the consolidated financial statements

NEW COLOMBIA RESOURCES, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock		Preferred Series A		Preferred Series B			Accumulated	Non-controlling
	Shares	Amount	Shares	Amount	Shares	Amount	APIC	Deficit	Interest	Total
Balance at December 31, 2013	82,400,142	$82,400	10,000,000	$10,000	1,500,000	$1,500	$24,970,866	$(25,982,349)	$ -	$(917,583)
Stock issued for cash	38,400,001	38,400	-	-	-	-	252,100	-	-	290,500
Stock issued for conversion of debt	-	-	-	-	1,000,492	1,000	195,633	-	-	196,633
Stock-based compensation	4,208,334	4,208	-	-	-	-	1,458,348	-	-	1,462,556
Contribution of capital	-	-	-	-	-	-	50,000	-	-	50,000
Non-controlling interest	-	-	-	-	-	-	-	-	(21,037)	(21,037)
Net loss for the period	-	-	-	-	-	-	-	(1,878,816)	-	(1,878,816)
Balance at December 31, 2014	125,008,477	125,008	10,000,000	10,000	2,500,492	2,500	26,926,947	(27,861,165)	(21,037)	(817,747)
Stock issued for cash	79,706,667	79,707	-	-	-	-	151,823	-	-	231,530
Stock issued for conversion of debt	30,222,318	30,223	-	-	-	-	29,483	-	-	59,706
Conversion of preferred stock	39,896,667	39,897	-	-	(2,573,000)	(2,573)	(37,324)	-	-	-
Additional preferred stock issued on settlement of debt	-	-	-	-	2,800,498	2,800	53,211	-	-	56,011
Stock-based compensation	11,422,628	11,423	-	-	-	-	979,570	-	-	990,993
Settlement of derivative liabilities	-	-	-	-	-	-	62,997	-	-	62,997
Contribution of capital	-	-	-	-	-	-	19,162	-	-	19,162
Non-controlling interest	-	-	-	-	-	-	-	-	(8,500)	(8,500)
Net loss for the period	-	-	-	-	-	-	-	(2,153,537)	-	(2,100,573)
Balance at December 31, 2015 (unaudited)	286,256,757	$286,258	10,000,000	$10,000	2,727,990	$2,727	$28,185,793	$(29,961,738)	$(29,537)	$(1,559,385)

See accompanying notes to the consolidated financial statements

1

NEW COLOMBIA RESOURCES, INC.

Consolidated Statements of Cash Flows

	December 31,	December 31,
	2015	2014
Cash Flows from Operating Activities	(unaudited)
Net loss attributable to NEWC	$(2,153,537)	$(1,878,816)
Non-controlling interest	(8,500)	(21,037)
Net loss for the period	(2,162,037)	(1,899,853)

Adjustments to reconcile net loss to net cash
used in operating activities:
Stock issued for compensation	990,993	863,468
Option expenses	-	599,088
Depreciation expense	2,676	2,677
Loss from equity investment	51,920	1,880
Loss on settlement of debt	56,011	-
Gain) on settlement of make whole liability and/or debt	-	(48,662)
(Gain) loss on derivative liability	255,933	(71,250)
Amortization of discount on convertible debenture	351,492	71,250
Royalty expense	-	105,000
Penalty upon loan default	16,070	61,950
Impairment expense	37,944	-
Changes in operating assets and liabilities:
Prepaid expenses	-	(15,705)
Other receivables	-	3,500
Accounts payable and accrued expenses	92,334	10,493
Accrued expenses and interest–related party	-	(37,496)
Net cash used in operating activities	(306,664)	(353,660)

Cash Flows from Investing Activities
Cash paid for investment in properties	(5,000)	(37,968)
Cash investment in subsidiary-Sannabis SAS	(38,766)	(25,000)
Purchase of fixed assets	(4,680)	(50,532)
Net cash used in investing activities	(48,446)	(113,500)

Cash Flows from Financing Activities
Payments on convertible debentures	(24,000)	(199,616)
Proceeds received on notes payable	130,000	327,903
Issuance of shares for cash	231,530	290,500
Contribution	19,162	50,000
Net cash provided by financing activities	356,692	223,750

Increase (Decrease) in Cash and Cash Equivalents	1,582	1,627

Cash and Cash Equivalents--Beginning of Period	1,627	-
Cash and Cash Equivalents--End of Period	$3,209	$1,627

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-Cash Investing and Financing Activities
Reclass to fixed asset from investment	$(23,400)	$-
Reclass from make whole liability to other liability	$-	$555,000
Loan proceeds paid directly to service providers	$-	$96,097
Common stock issued for conversion of preferred stock	$39,897	$-
Preferred stock issued for accrued expenses – related parties	$-	$143,932
Preferred stock issued for accounts payable and accruals	$-	$52,700
Reclass to equipment from prepaid expenses	$16,067	$-
Debt discount from derivative liabilities	$361,974	$71,250
Debt conversion to common stock	$55,355	$-
Payable for equipment	$-	$270,000
Settlement of derivative liabilities through conversion	$62,997	$-

See the accompanying notes to the consolidated financial statements

NEW COLOMBIA RESOURCES, INC.

Notes to the Consolidated Financial Statements (unaudited)

NOTE 1–ORGANIZATION AND HISTORY

 New Colombia Resources Inc. (“New Colombia” or the “Company”) is focused on the acquisition and development of high quality metallurgical coal properties in Colombia, considered one of the most attractive emerging markets. According to “World Bank Estimates” there is an estimated US$378 billion in gross domestic product in 2013, it became the third largest economy in Latin America and is growing 4% to 6% per year. Colombia has the largest coal reserves in Latin America and is the fourth largest coal producer in the world. Total coal production decreased by 4% in 2013 to 85.5 million tonnes. Coal producers aim to increase coal output in 2014. Colombia privatized its coal sector in 2004 and is committed to investing in infrastructure to support increased mining.

Effective March 3, 2014, the Company was granted a 51% interest in the Colombian mining company Compañía Minera San Jose Ltda. (“Cia Minera San Jose Ltda.”) for no consideration, but, for the proportionate share assumption of future and subsequent liability for the expenses and obligations of Cia Minera San Jose Ltda.  The Company is required to present the consolidated net income and the portion of the consolidated net income allocable to the non-controlling interests and to the stockholders of the Company separately in its consolidated statements of operations. Losses applicable to the non-controlling interests are allocated to the non-controlling interests even when those losses are in excess of the non-controlling interests’ investment basis. The Company is also required to report its non-controlling interests as a separate component of equity.

Effective December 1, 2014, the Company acquired 50% of ownership interest in Sannabis SAS, a Colombian entity, for a consideration of $25,000. The Company agreed to a total contribution of $125,000 for the 50% ownership.  As of December 31, 2014, the Company had only contributed $25,000.  The Company agreed to the acceptance of the ownership, receiving 50%, ownership of Sannabis SAS.  New Colombia will account for its investment in Sannabis SAS as an equity method investment. As of December 31, 2015, the Company’s investment is $9,967.

The Company has reviewed the relationship between the Company and Sannabis SAS, and has determined that the Company has various interests in Sannabis SAS and Sannbis SAS is variable interest entities (“VIE”) as defined in ASC 810 Consolidation. In fact, the Company is not primary beneficiary as defined in ASC 810 Consolidation; hence, the Company has not included the accounts of Sannabis SAS in the consolidated financial statements as of and for the year ended December 31, 2015.

NOTE 2–SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s fiscal years 2015 and 2014 ended on December 31, 2015 and December 31, 2014.

Consolidation

The accompanying consolidated financial statements represent the consolidated operations of New Colombia Resources, Inc. and its wholly-owned subsidiary, Compañía Minera San Jose, Ltda. Intercompany balances and transactions have been eliminated in consolidation.

Development Stage

The Company has limited operations and is considered to be in the development stage. During the year ended December 31, 2015, the Company has elected to early adopt Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. The adoption of this ASU allows the company to remove the inception to date information and all references to development stage.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities known to exist as of the date the consolidated financial statements are published, and (iii) the reported amount of net sales and expenses recognized during the periods presented. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of consolidated financial statements; accordingly, actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of one year or less to be cash equivalents. Cash equivalents include cash on hand and cash in the bank.

Property, Plant, Equipment, Depreciation, Amortization and Long-Lived Assets

Long-lived assets include:

Property, plant and equipment – Assets acquired in the normal course of business are recorded at original cost and may be adjusted for any additional significant improvements after purchase. We depreciate the cost evenly over the assets’ estimated useful lives. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts, with any resultant gain or loss being recognized as a component of other income or expense.

Identifiable intangible assets – These assets are recorded at acquisition cost. Intangible assets with finite lives are amortized evenly over their estimated useful lives.

At least annually, we review all long-lived assets for impairment. When necessary, we record changes for impairments of long-lived assets for the amount by which the present value of future cash flows, or some other fair value measure, is less than the carrying value of these assets.

Impairment of Long-Lived Assets

Management of the Company will periodically review the net carrying value of its properties on a property-by-property basis. These reviews will consider the net realizable value of each property to determine whether a permanent impairment in value has occurred and the need for any asset write-down. An impairment loss will be recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss will be based on the estimated fair value of the asset if the asset is expected to be held and used.

Although management will make its best estimate of the factors that affect net realizable value based on current conditions, it is reasonably possible that changes could occur in the near-term which could adversely affect management's estimate of net cash flows expected to be generated from its assets, and necessitate asset impairment write-downs.

No impairment loss recognized on fair value of its mining rights for the years ended December 31, 2014.

Impairment loss of $32,944 has been recognized on fair value of its investment in mining farm for the years ended December 31, 2015.

Asset Retirement Obligations

The Company plans to recognize liabilities for statutory, contractual or legal obligations, including those associated with the reclamation of properties and any plant and equipment, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for an asset retirement obligation will be recognized at its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding asset retirement cost will be added to the carrying amount of the related asset and the cost will be amortized as an expense over the economic life of the asset using either the unit-of-production method or the straight-line method, as appropriate. Following the initial recognition of the asset retirement obligation, the carrying amount of the liability will be increased for the passage of time and adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation. As of December 31, 2015, the Company had not begun development activities, and therefore, did not record a liability.

Foreign Currency

The financial statements of the Company’s subsidiary in Colombia, for which the functional currency is the local currency, the Colombian Peso, are translated into the reporting currency, U.S. dollars, using the exchange rate at the balance sheet date for all assets and liabilities.  The capital accounts are translated at historical exchange rates prevailing at the time of the transactions, while income and expenses items are translated at the average exchange rate for the period. Gain or losses from foreign currency transactions are recognized in income.

Equity Method Investment

The investment consists of a 50% ownership interest in Sannabis SAS, a Colombian company. In accordance with U.S. GAAP, we have adopted the equity method of accounting. Under the equity method of accounting, the Company records the investment at cost.  The Company’s investment in the entity is increased by additional contributions to the entity as well as its proportionate share of earnings in the entity.  Conversely, the Company’s investment is decreased by distributions made by the Company and by its proportionate share of losses.

Income Taxes

The Company has adopted Accounting Standards Codification Subtopic 740-10, Income Taxes (“ASC 740-10”). ASC 740-10 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that are expected to be realized.

Concentration of Credit Risk

The Company maintains its operating cash balances in banks in Florida. The Federal Deposit Insurance Corporation (FDIC) insures accounts at each institution up to $250,000.

Share-Based Compensation

The Company applies Topic 718 “Share-Based Payments” (“Topic 718”) to share-based compensation, which requires the measurement of the cost of services received in exchange for an award of an equity instrument based on the grant-date fair value of the award. Compensation cost is recognized when the event occurs. The Black-Scholes option-pricing model is used to estimate the fair value of options granted.

The Company accounts for equity-based transactions with non-employees under the provisions of ASC Topic No. 505-50, “Equity-Based Payments to Non-Employees” (“Topic No. 505-50”). Topic No. 505-50 establishes that equity-based payment transactions with non-employees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Basic and Diluted Net Loss Per Share

Net loss per share was computed by dividing the net loss by the weighted average number of common shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Diluted net loss per share for the Company is the same as basic net loss per share, as the inclusion of common stock equivalents would be antidilutive.  As of December 31, 2015, there were a total of 425,183,524 dilutive shares from convertible Series A preferred stock, convertible Series B preferred stock, convertible debt and employee stock options.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, affiliate receivable, settlement receivable, accounts payable and accrued expenses and debt. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments. The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange, or from future earnings, or cash flows.

The Company adopted ASC Topic 820, Fair Value Measurements (“ASC Topic 820”), which defines fair value, establishes a framework for measuring fair value, and expands disclosure about fair value measurements. The standard provides a consistent definition of fair value, which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard also prioritizes, within the measurement of fair value, the use of market-based measurements.

The three-level hierarchy for fair value measurements is defined as follows:

Level 1–inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets;

Level 2–inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable of the asset or liability other than quoted prices, either directly or indirectly, including inputs in markets that are not considered to be active; and

Level 3–inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current period presentation for comparative purposes.

Mineral Exploration and Development Costs

All exploration expenditures are expensed as incurred. Costs of acquisition and option costs of mineral rights are capitalized upon acquisition. Mine development costs incurred to develop new deposits, to expand the capacity of mines, or to develop mine areas substantially in advance of current production are also capitalized once proven and probable reserves exist and the property is determined to be a commercially mineable property. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. If we do not continue with exploration after the completion of the feasibility study, the cost of mineral rights will be expensed at that time. Costs of abandoned projects are charged to mining costs, including related property and equipment costs. To determine if capitalized costs are in excess of their recoverable amount, periodic evaluation of the carrying value of capitalized costs and any related property and equipment costs are performed based upon expected future cash flows and/or estimated salvage value.

Non-Controlling Interest

We are required to report our non-controlling interest as a separate component of shareholders’ deficit. We are also required to present the consolidated net income and the portion of the consolidated net income allocable to the non-controlling interest and to our shareholders separately in our consolidated statements of operations. Losses applicable to the non-controlling interest are allocated to the non-controlling interest even when those losses are in excess of the non-controlling interest’s investment basis.

Recent Accounting Pronouncements

The Company has limited operations and is considered to be in the development stage. During the year ended December 31, 2014, the Company has elected to early adopt Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. The adoption of this ASU allows the company to remove the inception to date information and all references to development stage.

In August 2014, the FASB issued an ASU requiring, when applicable, disclosures regarding uncertainties about an entity’s ability to continue as a going concern. During the preparation of quarterly and annual financial statements, management should evaluate whether conditions or events exist that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued. If this evaluation indicates that it is probable that an entity will be unable to meet its obligations when they become due within one year of the financial statement issuance date, management must evaluate whether its mitigation plans will alleviate the substantial doubt of continuing as a going concern. If substantial doubt exists, regardless of whether the mitigation plan alleviates the concern, additional disclosures are required in the financial statements addressing the conditions or events that raise substantial doubt, management’s evaluation of the significance of those conditions or events, and management’s mitigation plans. This new guidance will become effective for the Company for all reporting periods beginning in 2016. Early application is permitted. The Company’s management currently does not expect that this new guidance will have a significant effect on its consolidated financial statements when adopted.

NOTE 3–ACQUISITION OF INTEREST IN A SUBSIDIARY

On February 24, 2011, the Company acquired La Tabaquera, a Colombian mine, and the associated asset, “Concession Contract No. IE-09551 from Erasmo Almanza, granted for the Exploration and Exploitation of a Carbon Mineral and other Grantable Mineral Deposits by the Colombian Institute of Geology and Mining” for a period of 4 - 30 years.

Under the agreement, the Company issued 5,606,410 shares of common stock and agreed to pay the owner $100,000 in cash. Due to the lack of an active market for the Company’s common shares, the Company determined the fair value of the common stock was $0 on the acquisition date. As of December 31, 2014, $78,484 of the cash payment had been paid, with the remaining $21,516 still owed and included in accounts payable and accrued expenses in the consolidated balance sheet. The $21,516 has no specific terms of repayment and is unsecured. The Company expects to pay the remaining amount upon receipt of future funding. If the amounts are not paid, the Company may have to re-negotiate with the seller.

On March 3, 2014, the Company was granted a 51% interest in the Columbian mining entity, Compania Minera San Jose Ltda. (“Cia Minera San Jose Ltda.”) for no consideration, but, assumption of future liabilities and expenses for which Cia Minera San Jose Ltda. would incur.  The Company agreed to the acceptance of the ownership, receiving 51%, or 6,120 shares, of the common stock of Cia San Jose Ltda., consolidating the assets and liabilities, of the Cia Minera San Jose Ltda. as a subsidiary, reporting non-controlling interest as a separate component of shareholders’ deficit and allocating the portion of consolidated net income allocable to non-controlling interest separately in the Company’s consolidated statement of operations.

NOTE 4–GOING CONCERN

As shown in the accompanying consolidated financial statements, the Company incurred net losses of $2,162,037 and $1,899,853 for the years ended December 31, 2015, and 2014, respectively, and had a working capital deficit of $2,040,033 as of December 31, 2015. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management's plan in this regard includes raising additional cash from current and potential stockholders and lenders, making strategic acquisitions, and increasing the marketing of its products and services. The Company has no current arrangements with respect to any additional financing. Consequently, there can be no assurance that any future financing will be available to the Company when needed, and on commercially reasonable terms. The Company's inability to derive sufficient revenues from the sale of its products, or obtain additional financing when needed, would have a material adverse effect on the Company, requiring the Company to curtail or cease operations. In addition, any equity financing may involve substantial dilution to the Company's then current stockholders.

NOTE 5–INVESTMENT

Effective December 1, 2014, the Company acquired 50% of ownership interest in Sannabis SAS, a Colombian entity, for consideration of $25,000. The Company agreed to a total contribution of $125,000 for the 50% ownership.  As of December 31, 2014, the Company had only contributed $25,000. The Company agreed to the acceptance of the ownership, receiving 50%, ownership of Sannabis SAS.

In accordance with U.S GAAP, we have adopted the equity method of accounting. Under the equity method of accounting, the Company records the investment at cost.  The Company’s investment in the entity is increased by additional contributions to the entity as well as its proportionate share of earnings in the entity.  Conversely, the Company’s investment is decreased by distributions made by the Company and by its proportionate share of losses.  As of December 31, 2015 the Company’s proportionate share of losses in the investment is $11,588.  During the year ended December 31, 2015, the Company has made additional contribution of $38,766 to maintain 50% of ownership interest, and recognized a loss of impairment on the investment of $40,331. As of December 31, 2015, the Company’s investment in Sannabis SAS is $9,967.

NOTE 6–DEBT

Third Party Notes Payable

Debt Instrument Summary	Principle		Accrued Interest
	Dec 31, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2014
Auctus Convertible (1)	$23,250	$32,250	$5,449	$1,103
KBM Worldwide Convertible 2)	26,250	37,500	5,271	962
Bold Leego Convertible (3)	27,820	50,000	3,669	570
Auctus Convertible (4)	39,395	55,250	1,436	145
KBM Worldwide Convertible (5)	43,000	43,000	6,081	415
LG Capital (6)	58,000	63,000	6,784	773
KBM Worldwide Convertible (7)	54,000	-	5,199	-
LG Capital (8)	26,500	-	1,260	-
Debt discount (8)	(1,500)	-	-	-
Debt discount- Derivative (8)	(10,482)	-	-	-
Auctus Convertible (9)	73,750	-	3,556	-
Debt discount (9)	(7,750)	-	-	-
	$352,233	$281,000	$38,705	$3,968

(1) On July 28, 2014, the Company issued a convertible promissory note to a third party in the amount of $32,250. The note accrues interest at the rate of 8% per annum and has a maturity date of April 28, 2015. The default interest rate is 22%. The note is convertible after 180 days from the date of issuance at 55% of the average lowest two-day trading price of common stock during the 25 days preceding the date of conversion. Loan proceeds amounting to $5,250 were paid directly to service providers. On January 24, 2015, the loan became convertible and a related derivative liability was recorded (See Note 9). During 2015, the Company repaid $9,000 of the principle amount of the note.

(2) On September 5, 2014, the Company issued a convertible promissory note to a third party in the amount of $37,500. The note accrues interest at the rate of 8% per annum and has a maturity date of June 9, 2014. The note is convertible after 180 days from the date of issuance at 55% of the average lowest three-day trading price of common stock during the 10 days preceding the date of conversion. Loan proceeds amounting to $11,000 were paid directly to service providers. On March 4, 2015, the loan became convertible and a related derivative liability was recorded (See Note 9). Starting on April 30, 2015, the Company is in default under this Note. The principal amount was increased by 50% for the amount of $12,750 and a related derivative liability was recorded. During 2015, the third party exercised the conversion option in connection with $24,000 of the amount owed under the note. (See Note 7). During 2016, the Company has settled the note with full repayment.

(3) On September 18, 2014, the Company issued a convertible promissory note to a third party in the total amount of $50,000. The note accrues interest at the rate of 8% per annum and has a maturity date of September 24, 2015. The note is convertible into common stock at discount of 50% at maturity. Loan proceeds amounting to $2,500 were paid directly to service providers in 2014. On March 25, 2015, the loan became convertible, and the Company is in default due to not issuing shares upon conversion on time under this Note. Related derivative liability was recorded (See Note 9). The principal amount was increased by $3,320 and a related derivative liability was recorded. The third party converted $25,500 of the principal amount of the note into the Company’s common stock.

(4) On December 19, 2014, the Company issued a convertible redeemable note to a third party in the amount of $55,250. The note accrues interest at the rate of 8% per annum and has a maturity of nine months.  The note is convertible after 180 days from the date of issuance at 55% of the lowest two trading price of common stock during the 25 days preceding the date of conversion. Loan proceeds amounting to $5,250 were paid directly to the investor’s counsel for transaction preparation in 2014. On June 17, 2015, the loan became convertible and a related derivative liability was recorded (See Note 9). During 2015, the Company repaid $15,000 of the principle amount of the note and the third party exercised the conversion option in connection with $855 of the amount owed under the note. (See Note 7)

(5) On November 17, 2014, the Company issued a convertible redeemable note to a third party in the amount of $43,000. The note accrues interest at the rate of 8% per annum and has a maturity of nine months.  The note is convertible after 180 days from the date of issuance at 55% of the lowest three trading price of common stock during the 10 days preceding the date of conversion. Loan proceeds amounting to $10,500 were paid directly to the investor’s counsel for transaction preparation in 2014. On May 16, 2015, the loan became convertible and a related derivative liability was recorded (See Note 9).

(6) On November 5, 2014, the Company entered into a securities purchase agreement with a third party, whereby the Company shall issue an 8% convertible note in an aggregate principal amount of $63,000, convertible into shares of common stock of the Company. The note shall accrue interest at a rate of 8% per annum, commencing on November 5, 2014.  The third party, at their option, any time after 180 days after full payment of the agreed upon cash, may convert all or any amount of the principal face amount of the note into shares of the Company’s common stock at a price equal to 55% of the lowest trading price of the Company’s common stock on the national Quotations Bureau (“OTCQB”) exchange or any exchange upon which the Company’s stock is traded, for the twenty prior trading days, including the day upon which notice of conversion is received by the Company.  On May 4, 2015, the loan became convertible and a related derivative liability was recorded (See Note 9). During 2015, the third party exercised the conversion option in connection with $5,000 of the amount owed under the note. (See Note 7)

(7) On January 29, 2015, the Company issued a convertible promissory note to a third party in the amount of $54,000.  The note accrues interest at the rate of 8% per annum and has a maturity date of November 2, 2015.  The note is convertible after 180 days from the date of issuance at 55% of the average of the lowest three-day trading price of the common stock during the 10 days preceding the date of conversion.  Loan proceeds amounting to $15,000 were paid directly to services providers at the time of issuance. On July 28, 2015, the loan became convertible and a related derivative liability was recorded (See Note 9).

(8) On May 28, 2015, the Company issued a convertible promissory note to a third party in the amount of $26,500, and the Company received $25,000 in cash, including an additional $1,500 paid for debt issuance cost.. The note accrues interest at the rate of 8% per annum and has a maturity date of May21, 2016.  The note is convertible after 180 days from the date of issuance at 55% of the average of the lowest three-day trading price of the common stock during the 20 days preceding the date of conversion.   On July 28, 2015, the loan became convertible and a related derivative liability was recorded (See Note 9).

(9) On July 8, 2015, the Company issued a convertible promissory note to a third party in the amount of $73,750, the Company received $66,000 in cash, including an additional $7,750 paid for debt issuance cost..  The note accrues interest at the rate of 8% per annum and has a maturity date of April 8, 2016.  The note is convertible after 180 days from the date of issuance at 55% of the average of the lowest three-day trading price of the common stock during the 25 days preceding the date of conversion.

Related Party Notes Payable

On April 14, 2008, the Company signed a loan agreement in which it borrowed an aggregate of $328,000 from Ararat, LLC. The note originally matured on December 31, 2012 and carried a 10% interest rate. On November 14, 2012, the Company restructured the debt into a new convertible note, which does not accrue interest. The lender has the right to convert the loan within twenty-four months at a price of $0.30 per share. Any net proceeds from the stock currently held by the lender or by the preferred shareholder, which are liquidated within the next twenty-four months, will be credited against the loan.

At the end of the twenty-four months, the lender has the right to demand stock as payment of the debt at 90% of the bid price for the preceding ten-day weighted average. The lender will not be subject to the floor price of $0.30 after November 15, 2014.

The Company evaluated the aforementioned debt modification under FASB ASC 470-50 and determined that the modification qualified as an extinguishment of debt due to substantial modifications, which included, an extension of the maturity date, the modification of the interest rate, and the modification of the conversion price. In accordance with FASB ASC 470-50-40-2, the extinguishment of debt was accounted for as an increase in the principal in the amount of $20,634, resulting in a loss on debt restructuring for that same amount. The resulting derivative liability was reclassified and accounted for as an increase to additional paid-in capital.

On March 27, 2013, Ararat, LLC agreed to cancel the entire debt balance in exchange for 1,500,000 preferred B shares of New Colombia Resources. These shares can be exchanged for 1,500,000 common shares within the next 19 months. If, at the end of 19 months, the 1,500,000 common shares have a value less than $600,000, the Company will issue additional shares, which, when added to the aforementioned 1,500,000 shares, will total $600,000 at 90% of the average bid price of the trailing ten days. The Company evaluated the aforementioned debt modification under FASB ASC 470-50 and determined that the modification qualified as an extinguishment of debt due to substantial modifications, which included, an increase in the fair value of the conversion option of more than 10%. In accordance with FASB ASC 470-50-40-2, the extinguishment of debt was accounted for as a conversion of principal and accrued interest of $348,634 and $53,290, respectively, a loss on settlement of debt of $198,076, and a related make whole liability of $550,000 was recorded as a provision for the aforementioned 1,500,000 common shares having a market value of less than $600,000 as of June 30, 2014.

On September 11, 2014, the Company and Ararat, LLC entered into the Amended of the Debt Settlement Agreement and Royalty Agreement, (the “Ararat Debt Settlement Agreement”) which supersedes and replaces the Debt Settlement Agreement dated March 27, 2013.  The Ararat Debt Settlement Agreement provided for the resolution of all debt and mutual release of all liabilities between the Company and Ararat for future Royalty interest payments totaling $660,000 from the sales of future production from certain gravel and coal mines held by the Company, of which $80,000 must be received by Ararat, LLC by December 31, 2014. Should the Company fail to remit the $80,000 by December 31, 2014, Ararat, LLC will retain its rights to convert the Preferred stock shares pursuant to the agreements dated, November 114, 2012 and March 27, 2013.  Should Ararat, LLC fail to convert its shares prior to November 15, 2015, pursuant to the Debt Settlement Agreement and Royalty Agreement, Ararat, LLC will relinquish all rights to do so thereafter.

As a result of the above Debt Settlement Agreement and Royalty Agreement, the Company reversed the Make Whole Liability and recognized a current liability of $660,000 for the effective elimination of the obligation to fulfill requirements under the Make Whole Liability obligation.  Through December 31, 2015, the Company has recognized a total of $177,200 in royalty expense related to the amended agreement.

Related Party Transactions

On September 29, 2014, the Company entered into a Royalty Agreement with its Chief Executive Officer and Director, John Campo. Pursuant to the Royalty Agreement, the Company received $50,000 in cash as a contribution, and provided to Mr. Campo guaranteed royalty payments for a period of 60 months, beginning the first month of production of assets from certain properties in Colombia held by the Company.  There had been no production as of December 31, 2015.

On January 2, 2015, the Company entered into a consulting agreement with a third party. This agreement was an amendment to an original consulting agreement dated January 1, 2013. As per the 2015 agreement, the Company agrees to compensate the Consultant with an amount of shares of the Company’s common stock equal to an amount of approximately $12,500 each quarter. However, if the stock price reaches $0.25, then 100,000 shares of the Company’s common stock would be issued.  Should the stock price change, then the Company will adjust the amount of shares issued at a five-day average price, or an approximation of what the Company and the Consultant agree to be fair and correct, so as to ensure that the total amount of shares issued shall equal approximately $25,000 each six months, or an equally agreed upon number of shares, as determined between the Company and the Consultant.  The 2015 agreement has a term of two years, until January 2, 2017, with an option to extend at that time. (See Note 7)

As of December 31, 2015, the accounts payable and accrued interest – related parties balance represents expenses which were primarily paid directly to current and former officers of the Company. As of December 31, 2015, the accounts payable and accrued interest – related parties balance was composed of $56,376 in accrued salaries and expenses payable to the Company’s current Chief Executive Officer, as well as expenses payable to a consulting company owned by the Company’s current Chief Executive Officer. The CEO also contributed $19,162 to the Company during 2015.

NOTE 7–SHAREHOLDERS' EQUITY

Preferred Stock Series A

There are 20,000,000 shares of authorized preferred stock. During 2011, the Company issued 10,000,000 shares of Series A Convertible Preferred Stock to the Company’s former Chief Executive Officer for services. During 2015, all shares have been transferred to current Chief Executive Officer. The shares are convertible into 51% of outstanding common stock, hold 66 2/3% voting rights, and do not receive dividends. The Company evaluated the preferred stock under ASC 718-10-25, ASC 480-10-25, and ASC 815-10-25, and determined that equity classification was appropriate. As the conversion option can be exercised into 51% of the outstanding shares of the Company, the Company determined that the holder of the preferred shares receives additional value each time the Company issues common shares, thereby increasing the number of common shares the preferred shares can be converted into. As a result, the Company has determined the incremental value given to the preferred shareholder upon additional issuances of common shares should be recorded at fair value and charged to expense. During the year ended December 31, 2015, the Company issued an aggregate of 161,898,280 common shares.  The Company determined the aggregate incremental cost of the share issuance to be $967,993 and recognized as general expense during 2015.

Preferred Stock Series B

On September 22, 2014, the Company issued 1,000,492 shares of Preferred Series B Stock to certain employees, vendors and related parties for services and to settle $250,183 of liabilities for such services.  The Preferred Series B Stock granted can be converted into legend free common stock any time after December 10, 2014.  Upon conversion, the holder shall be entitled to ten shares of common stock for every one share of Preferred Series B Stock converted. Additionally, each respective individual holder granted Preferred Series B Stock, in settlement of the Company’s obligations, is limited to not converting more than $12,000 worth of common stock in any single fiscal quarter commencing after December 1, 2014.

As a result of this settlement of liabilities and the exchange of Preferred Series B Stock, the Company reduced the related liabilities of each recipient of the shares, recognizing an increase of $1,000 in the par value of its Preferred Series B Stock, a gain of $53,550 on the settlement of liabilities, with a $195,633 increase additional paid in capital.

This settlement was subsequently amended on September 5, 2015, which the Company has issued additional 2,827,314 shares of Preferred Series B Stock which resulted of settlement loss for $56,546 and 2,638,000 shares have been converted into 40,546,667 shares of common stock.

Common Stock

During 2014, the Company issued 500,000 common shares to a third party for consulting services. The shares were valued at $4,525.

During 2014, the Company sold an aggregate of 38,400,001 common shares to third parties. The aggregate purchase price was $290,500.

During 2015, the Company sold an aggregate of 79,706,667 common shares to third parties. The aggregate purchase price was $231,530.

During 2015, the Company issued 2,181,818 common shares in a conversion of $12,000 debt balance owed to KBM Worldwide/Asher. (See Note 6)

During 2015, the Company issued 14,943,180 common shares in a conversion of $25,500 debt balance owed to Bold Leego Enterprises. (See Note 6)

During 2015, the Company issued 3,157,895 common shares in a conversion of $12,000 debt balance owed to KBM WORLDWIDE INC. (See Note 6)

During 2015, the Company issued 2,708,981 common shares in a conversion of $5,000 debt balance owed to LG CAPITAL FUNDING LLC. The shares were valued at $5,000. (See Note 6)

During 2015, the Company issued 7,230,444 common shares in a conversion of $855 principal and $4,351 accrued interest owed to AUCTUS FUND, LLC. (See Note 6)

During 2015, the Company issued 11,422,628 common shares to a third party for consulting services. The shares were valued at $50,000.

During 2015, the Company issued 4,620,000 common shares to a third party in a conversion of 462,000 shares of the Company’s Series B Convertible Preferred stock.

During 2015, the Company issued additional 14,166,667 common shares to a third party (Charlie Chong) for the 2,000,000 shares of the Company’s Series B Convertible Preferred stock that’s cancelled in 2014.

During 2015, the Company issued 14,160,000 common shares to a related party in a conversion of 1,416,000 shares of the Company’s Series B Convertible Preferred stock.

During 2015, the Company issued 7,600,000 common shares to a related party (CHERISH ADAMS) in a conversion of 760,000 shares of the Company’s Series B Convertible Preferred stock.

Stock Options

On September 29, 2015, the Company entered an option agreement with a third party, for up to a total of 22,000,000 fully paid and non-assessable shares of common stock at the price of $0.01 per share. This option may be exercised at any time commencing on September 29, 2015 to and include September 28, 2019.

On November 12, 2015, the Company entered an option agreement with a third party, for up to a total of 340,000 fully paid and non-assessable shares of common stock at the price of $0.01 per share. This option may be exercised at any time commencing on November 12, 2015 to and include November 11, 2019.

On November 26, 2015, the Company entered an option agreement with a third party, for up to a total of 1,500,000 fully paid and non-assessable shares of common stock at the price of $0.01 per share. This option may be exercised at any time commencing on November 26, 2015 to and include November 25, 2018.

The following table summarizes the Company’s stock options:

	Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Exercisable	Weighted Average Remaining Life
Balance, December 31, 2013	5,000,000	$0.10	-	4,583,333	No Expiration
Granted	75,666,667	0.01
Expired	-	-	-
Exercised	(15,500,000)	0.01	-
Cancelled	-	-	-
Balance, December 31, 2014	65,166,667	$0.02	-	65,166,667	0.33
Granted	23,840,000	0.01	-
Expired	(54,166,667)	0.01	-
Exercised	-	-	-
Cancelled	-	-	-
Balance, December 31, 2015	34,840,000	0.03	-	34,840,000	0.84

NOTE 8–FAIR VALUE MEASUREMENTS

As defined in FASB ASC Topic 820, fair value is the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This Topic requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. The statement requires fair value measurements be classified and disclosed in one of the following categories:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Pricing inputs other than quoted market prices included in Level 1 that are based on observable market data and are directly or indirectly observable for substantially the full term of the asset or liability. These include quoted market prices for similar assets or liabilities, quoted market prices for identical or similar assets in markets that are not active, adjusted quoted market prices, inputs from observable data such as interest rate and yield curves, volatilities or default rates observable at commonly quoted intervals or inputs derived from observable market data by correlation or other means.

Level 3: Pricing inputs that are unobservable or less observable from objective sources. Unobservable inputs should only be used to the extent observable inputs are not available. These inputs maintain the concept of an exit price from the perspective of a market participant and should reflect assumptions of other market participants. An entity should consider all market participant assumptions that are available without unreasonable cost and effort. These are given the lowest priority and are generally used in internally developed methodologies to generate management's best estimate of the fair value when no observable market data is available.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

Certain assets and liabilities are reported at fair value on a recurring or nonrecurring basis in the Company’s consolidated balance sheets. The following methods and assumptions were used to estimate the fair values:

Cash and Cash Equivalents, Prepaid Expenses, Mining Rights, Accounts Payable and Accrued Liabilities

The carrying amounts approximate fair value because of the short-term nature or maturity of the instruments.

Other Liability

As a result of the above Debt Settlement Agreement and Royalty Agreement, the Company reversed the Make Whole Liability and recognized a current liability of $660,000 for the effective elimination of the obligation to fulfill requirements under the Make Whole Liability obligation Through December 31, 2015, the Company has recognized a total of $177,200 in royalty expense related to the amended agreement.

NOTE 9–DERIVATIVES LIABILITIES

As of December 31, 2015, the Company did not have any Level 1 or Level 2 financial assets and liabilities or any Level 3 financial assets. The Company’s Level 3 liabilities consisted of Convertible Notes and their fair values were $554,910

The Company determined that the following convertible notes (collectively “Convertible Notes”) issued during the year ended December 31, 2015, contained an embedded derivative instrument as the conversion price was based on a variable that was not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 – 40 (See Note 6):

*	Auctus Convertible (1)
*	KBM Worldwide Convertible (2)
*	Bold Leego Convertible (3)
*	Auctus Convertible (4)
*	KBM Worldwide Convertible (5)
*	LG Capital (6)
*	KBM Worldwide Convertible (7)
*	LG Capital (8)

	Initial	December 31, 2015
Common stock issuable	98,841,120	106,855,668
Market value of common stock on measurement date (1)	$0.002 - $0.012	$0.0065
Adjusted exercise price	$0.0018 - $0.0068	$0.0028 - $0.003
Risk free interest rate (2)	0.01%-0.11%	0.16%-0.49%
Instrument lives in years	0.26 – 0.5	0.3 – 0.5
Expected volatility (3)	140%-180%	310%-377%
Expected dividend yields (4)	None	None

(1)

The market value of common stock is the stock price at the close of trading on the date of issuance or at period-end, as applicable.

(2)

The risk-free interest rate was determined by management using between the 0.17 and 3-year Treasury Bill as of the respective offering or measurement date.

(3)

The historical trading volatility was determined by the Company’s trading history.

(4)

Management determined the dividend yield to be -0-% based upon its expectation that it will not pay dividends for the foreseeable future.

Activity for embedded derivative instruments during the six-month period ended December 31, 2015, was as follows:

	Balance at December 31, 2014	Initial Valuation recognized as discount	Initial Valuation Day 1 Loss	Change in Fair Value of Derivative Liabilities	Settlement through Repayment of Debt	Settlement through Debt Conversion	Balance at December 31, 2015
Auctus Convertible (1)	$ -	$32,250	$665	$22,096	$(9,970)	$ -	$45,042
KBM / Asher Convertible (2)	-	50,250	631	22,168	-	(23,630)	49,420
Bold Leego Convertible (3)	-	52,178	15,089	5,696	-	(25,367)	47,596
Auctus Convertible (4)	-	55,250	3,630	42,523	(17,357)	(14,001)	70,045
KBM / Asher Convertible (5)	-	40,256	-	42,252	-	-	82,508
LG Capital (6)	-	51,290	-	51,835	-	-	103,125
KBM / Asher Convertible (7)	-	54,000	-	51,812	-	-	105,812
LG Capital (8)	-	26,500	7,614	17,249	-	-	51,363
Total	$ -	$361,974	$27,629	$255,631	$(27,327)	$(62,997)	$554,910

NOTE 10–INCOME TAX EXPENSE

At December 31, 2015, the Company had unused federal and state net operating loss carryforwards available of approximately $2,314,646 which may be applied against future taxable income, if any, and which expire in various years through 2035.

The Company’s deferred tax assets as of December 31, 2015 and 2014 are as follows:

	2015	2014
Benefit from net operating losses	$786,980	$499,988
Valuation allowance	(786,980)	(499,988)
Net tax expense	$-	$-

NOTE 11–SUBSEQUENT EVENTS

During 2016, the Company entered into a joint venture operating agreement with MSG Mining Corp. (“MSG”) of Somerset, KY to develop MSG’s wholly owned Coal Mining Concession Contract # JC3-15231 in the Republic of Colombia to extract coal and possibly produce a Coke product for international or local sales.  The Company will meet at the mining site with MSG to determine their course of action based on an existing Work Plan developed by an experienced geological consulting firm in the area.  MSG asserts and has provided evidence it does own the mining rights to this concession contract with an approved Plan de Trabajo y Obra (“Work Plan”) from the Agencia Nacional de Mineria (“ANM”) and approved Licencia Ambiental (“Environmental License”) from the competent local environmental authority.

The Company and MSG are forming a Venture Company in Colombia to execute the agreement anticipating coal mining activities beginning in June of 2017.  Plans are to extract 10,000 tonnes of metallurgical coal per month scaling up as market conditions and available resources allow.  The Venture Company will be 51% owned by New Colombia Resources, Inc. and 49% owned by MSG Mining Corp. with profits and loses likewise distributed.

During 2016, the Company sold an aggregate of 68,695,000 common shares to third parties. The aggregate purchase price was $239,400.

During 2016, the Company issued 13,518,328 common shares in a conversion of $80,190 debt balance owed to KBM Worldwide/Asher.

During 2016, the Company issued 1,250,000 common shares to a third party for consulting services. The shares were valued at trading price of transaction date.

During 2016, the Company issued 50,320,869 common shares in a conversion of $85,620 debt balance owed to AUCTUS FUND, LLC.

During 2016, the Company issued 21,972,355 common shares in a conversion of $27,820 debt balance owed to Bold Leego Enterprises.

During 2016, the Company issued 25,908,126 common shares in a conversion of $78,326 debt balance owed to LG CAPITAL FUNDING LLC.

During 2016, the Company issued 9,249,340 common shares to a third party in a conversion of 924,934 shares of the Company’s Series B Convertible Preferred stock.

During 2016, the Company resolved to issue 10,000,000 common shares to a third party for the reduction of $100,000 of debt owed for the purchase of a rock crushing plant.  These shares were issued during 2017.

During 2016, the Company issued additional 4,500,000 common shares to a related party for property paid on behalf of the Company.

During 2016, the Company entered into a Settlement Agreement with Rockwell Capital Partners, Inc. (“Rockwell”), whereby Rockwell acquired liabilities of the Company in an amount of $109,894.47 (the “Debt”), which was owed by the Company to various third parties related to legal and accounting services, as well as other service providers related to the Company’s operations. The Company and Rockwell then entered into an Order Granting Approval of the Settlement Agreement, and Rockwell converted the Debt pursuant to a 3(a)(10) exemption into 93,530,500 shares of the Company’s common stock. The conversions took place between August 23, 2016 and October 13, 2016.   The Debt has now been fully extinguished, and all remaining shares held in reserve for the conversion of the Debt have been returned to treasury.

During 2016, the Company has sold 5% stake in Sannabis SAS to a third party in exchange for $25,000. (See Note 5)

On January 5, 2017, the Company issued convertible promissory note to AUCTUS FUND, LLC in the amount of $600,000. This note is being issued by the Company to settle the current liabilities owed to the Ararat LLC for the amount of $600,000 (See Note 6). The note accrues interest at the rate of 12% per annum and has a maturity date of July 5, 2017.  The note is convertible any time from the date of issuance until the later of (i) Maturity Date and (ii) the date of payment of Default Amount at 60% of the lowest trading price of the common stock during the 20 days preceding the date of conversion. Elimination of liabilities owed to the Ararat would allow the Company to avoid royal expense of which has significantly improved the Company’s cash flow. On April 12, 2017, this note is extinguished through fully conversion of common stock.  This note eliminates royalty payments owed to Ararat, LLC.

During 2016, the Company issued a convertible redeemable note to AUCTUS FUND, LLC in the amount of $57,750. The note accrues interest at the rate of 12% per annum and has a maturity of nine months. The note is convertible any time from the date of issuance until the later of (i) Maturity Date and (ii) the date of payment of Default Amount at 70% of the lowest trading price of the common stock during the 25 days preceding the date of conversion.

During 2017, the Company sold an aggregate of 17,700,000 common shares to third parties. The aggregate purchase price was $89,000.

During 2017, the Company issued 44,964,272 common shares in a conversion of $237,866 debt balance owed to AUCTUS FUND, LLC (Note 5).

During 2017, the Company’s subsidiary entity, Compania Minera San Jose Ltd entered into farm purchase agreement with a third party to acquire two farms for consideration of $125,000 with the land size of 24.7 hectares and 97.7 hectares.

During 2017, the Company entered into a second Settlement Agreement with Rockwell Capital Partners, Inc. (“Rockwell”), whereby Rockwell acquired liabilities of the Company in an amount of $165,500 (the “Debt”), of which $60,000 was owed by the Company to Ararat LLC and the remainder to various third parties related to legal and accounting services, as well as other service providers related to the Company’s operations. The conversions took place between January 13, 2017 and March 1, 2017. The Debt has now been fully extinguished, and all remaining shares held in reserve for the conversion of the Debt have been returned to treasury. During 2017, the Company issued 17,200,000 common shares in a conversion debt balance and the note is extinguished upon conversion.

During 2017, the Company entered into a Coal Purchase Agreement with a third party to supply 500,000 tonnes of metallurgical coal beginning in April 2017, subject to the Company obtaining financing.  The Company has asked the Buyer for an extension on the first delivery as they source the coal and obtain the necessary financing and is awaiting their response.  The Company has coal mines ready to operate to fulfill this order once financing is secured.

During 2017, the Company received notice from the Agencia Nacional de Mineria of Colombia that the addition of gravel to their existing approved Work Plan for coal has been approved for their wholly owned Concession Contract ILE-09551.The Company expects to supply gravel by June 2017.

During 2017, the Company's subsidiary in Colombia, Compania Minera San Jose Ltda., entered into a three month coal purchase agreement with a third party for 3000 - 10,000 tonnes of thermal coal per month at a purchase price of $131,000 COP/tonne (~US$45). First deliveries have been made and payment received from Buyer.

During 2017, the Company formed a subsidiary in Colombia, Eco R Mining, S.A.S. This subsidiary is 51% owned by the Company and 49% owned by MSG Mining Corp. (“MSG”) of Somerset, KY, formed to develop MSG’s coal mining Concession Contract # JC3-15231 in the Republic of Colombia to extract coal and possibly produce a Coke product for international and local sales.  The Company expects to be mining this concession by June 2017.

During 2017, the Company formed a subsidiary in Florida, New Colombia Ventures, LLC. This subsidiary was formed to legally import and distribute in the U.S. and elsewhere medical marijuana products from another Company subsidiary in Colombia, Sannabis S.A.S. or others.  New Colombia Ventures, LLC will become a distributor of Sannabis SAS.  New Colombia Ventures, LLC is 51% owned by the Company, the remaining 49% is owned by others including the current Company President and a retired MLB All Star that will assist in marketing products.  Marketing efforts have already begun.

During 2017, the Company issued a convertible promissory note to a third party in the amount of $110,250 due on May 16, 2017. Total proceeds received by the Company were $105,000.

ITEM 12–CONTROLS AND PROCEDURES

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures.

Under the supervision and with the participation of our principal executive officer and principal financial officer, we conducted an evaluation of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act. As a result of this evaluation, we identified material weaknesses in our internal control over financial reporting as of December 31, 2014 as is identified below.  Accordingly, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were not effective as of December 31, 2014 as is described below.

Management’s Annual Report on Internal Control Over Financial Reporting.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) and 15d-(f) under the Exchange Act. Our internal control over financial reporting are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with U. S. generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:

i.

pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;

ii.

provide reasonable assurance that transactions are recorded as necessary to permit the preparation of our consolidated financial statements in accordance with U. S. generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

iii.

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the consolidated financial statements.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework.

Management has concluded that our internal control over financial reporting was not effective as December 31, 2014 due to the existence of material weaknesses. The material weaknesses identified include the following:

Management’s assessment identified several material weaknesses in our internal control over financial reporting. These material weaknesses include the following:

•

Lack of appropriate segregation of duties;

•

Limited capability to interpret and apply accounting principles generally accepted in the United States;

•

Lack of formal accounting policies and procedures that include multiple levels of review; and

•

Failure to properly record transactions related to asset acquisitions, derivative liabilities, and equity based payments to employees and non-employees.

NEW COLOMBIA RESOURCES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	As of	As of
	September 30,	December 31,
	2016	2015
ASSETS

Current Assets
Cash and cash equivalents	$(868)	$3,209
Prepaid expenses and other current assets	-	-
Total Current Assets	(868)	3,209

Non-Current Assets
Fixed asset, net of accumulated depreciation of $8,505 and $6,499, respectively	368,674	370,680
Investment in properties	-	-
Mining rights	100,000	100,000
Equity method investment	36,260	9,967
TOTAL ASSETS	$504,066	$483,856

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accrued liabilities	$366,754	$389,723
Accounts payable and accrued interest – related parties	129,459	86,375
Other liability	660,000	660,000
Short-term convertible debt	210,549	352,233
Derivative liabilities	297,044	554,910
Total Current Liabilities	1,663,806	2,043,241

Total Liabilities	1,663,806	2,043,241

Stockholders' Deficit:
Preferred stock, $0.001 par value (shares authorized-20,000,000; 10,000,000 shares undesignated) Series A Convertible: 10,000,000 shares designated; 10,000,000 shares issued and outstanding at September 30, 2016 and December 31, 2015	10,000	10,000
Preferred stock, $0.001 par value (shares authorized-10,000,000; -0- shares undesignated) Series B Convertible: 10,000,000 shares designated; 2,727,990 shares issued and outstanding at September 30, 2016 and December 31, 2015	2,728	2,728
Common stock, $0.001 par value (shares authorized-1,000,000,000); 384,597,030 and 286,906,757 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	384,598	286,258
Additional paid-in capital	29,909,088	28,185,868
Deficit accumulated	(31,430,512)	(30,014,702)
Total Stockholders’ Deficit of New Columbia Resources, Inc.	(1,064,098)	(1,529,848)

Non-controlling interest	(35,642)	(29,537)
Total Stockholders’ Equity Deficit	(1,099,740)	(1,559,385)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$504,066	$483,856

See accompanying notes to the unaudited consolidated financial statements

NEW COLOMBIA RESOURCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Revenues	$-	$-	$-	$-

Operating Expenses
Geology and engineering	-	560	13,743	4,345
Royalty expense	-	20,000	27,500	53,550
Depreciation expense	669	669	2,007	2,008
General and administrative	1,111,910	44,418	1,271,839	414,678
Total Operating Expenses	1,112,579	65,647	1,315,089	474,581

Loss from Operations	(1,112,579)	(65,647)	(1,315,089)	(474,581)

Loss on settlement of debt	-	56,010	-	56,010
Interest expense	102,385	165,661	226,438	356,234
(Gain)/Loss on derivatives	(373,069)	182,830	(97,113)	173,076
Impairment expense	-	-	-	32,944
(Gain)/Loss from equity investment	-	-	(22,500)	11,570

Net loss	$(841,895)	$(470,148)	$(1,421,914)	$(1,104,415)

Net loss attributable to non-controlling interest	-	-	6,105	6,941

Net loss attributable to New Columbia Resources, Inc.	(841,895)	(470,148)	(1,415,809)	(1,097,474)

Basic and diluted loss per share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average number of shares outstanding-
basic and diluted	343,743,724	197,815,642	315,920,904	161,453,345

See accompanying notes to the unaudited consolidated financial statements

NEW COLOMBIA RESOURCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Nine Months Ended
	September 30,
	2016	2015
Cash Flows from Operating Activities
Net loss for the period	$(1,415,809)	$(1,077,474)
Non-controlling interest	(6,105)	(6,941)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of fixed assets	-	32,944
Stock issued for compensation	1,071,885	220,192
Depreciation expense	2,007	2,008
Loss from equity investment	(22,146)	11,570
(Gain) loss on settlement of make whole liability and/or debt	-	56,010
Gain on derivative liability	(97,113)	163,107
Amortization of discount on convertible debenture	165,705	316,351
Penalty upon loan default	29,500	16,070
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	107,047	71,352
Accounts payable and accrued interest – related parties	-	-
Net cash used in operating activities	(165,029)	(214,811)

Cash Flows from Investing Activities
Investment in properties	-	-
Investment in subsidiary-equity method	(29,148)	(32,351)
Sales of equity investment	25,000	-
Purchase of fixed assets	-	(4,680)
Net cash used in investing activities	(4,148)	(37,031)

Cash Flows from Financing Activities
Payments on convertible debentures	-	(23,000)
Proceeds received on convertible debt	-	130,000
Issuance of shares for cash	165,100	124,700
Contribution from officer	-	19,162
Net cash provided by financing activities	165,100	250,862

Increase (Decrease) in Cash and Cash Equivalents	(4,077)	(980)
Cash and Cash Equivalents--Beginning of Period	3,209	1,627
Cash and Cash Equivalents--End of Period	$(868)	$647

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-Cash Investing and Financing Activities
Reclass to fixed asset from investment	$-	$(23,400)
Preferred stock conversion to common stock	$-	$18,137
Common stock issued for conversion of debentures	$263,139	$54,500
Debt discount from derivative liabilities	$183,644	$361,975
Loan proceeds paid directly to services providers	$-	$15,000
Settlement of derivative liabilities through conversion of related notes	$234,502	$39,027
Reclass from prepaid expenses to equipment	$-	$16,067
See the accompanying notes to the unaudited consolidated financial statements

NEW COLOMBIA RESOURCES, INC.

Notes to the Consolidated Financial Statements

(Unaudited)

NOTE 1-BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of New Colombia Resources, Inc. (“New Colombia Resources” or the “Company”) (formerly VSUS Technologies, Inc.) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K filed with the SEC. In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position and the results of operations for the interim period presented herein.  The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or for any future period.  Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal 2015 as reported in the Form 10-K have been omitted.

NOTE 2-GOING CONCERN

During the nine months ended September 30, 2016, New Colombia Resources, Inc. has not been able to generate cash flows sufficient to support its operations, and has been dependent primarily on debt and equity financing.  In addition to negative cash flow from operations, New Colombia Resources has experienced recurring losses and had an accumulated deficit of $31,370,512 as of September 30, 2016.  These conditions raise substantial doubt as to New Colombia Resources’ ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might be necessary if New Colombia Resources is unable to continue as a going concern.

NOTE 3-FIXED ASSET

Major classes of equipment, together with their estimated useful lives, consisted of the following:

	Years	September 30, 2016	December 31, 2015
Vehicle	5	$12,500	$12,500
Furniture and equipment	3	532	532
Crushing plant machinery	-	320,000	320,000
Construction in process	-	44,147	44,147
Total		377,179	377,179
Less: accumulated depreciation		(8,505)	(6,499)
Net equipment		$368,674	$370,680

Depreciation expense was $2,007 and $2,008 for the nine months ended September 30, 2016 and 2015, respectively.

NOTE 4-EQUITY METHOD INVESTMENT

Effective December 1, 2014, the Company acquired 50% of ownership interest in Sannabis SAS, a Colombian entity, for consideration of $25,000.   The Company agreed to a total contribution of $125,000 for the 50% ownership.  As of December 31, 2014, the Company had only contributed $25,000. The Company agreed to the acceptance of the ownership, receiving 50%, ownership of Sannabis SAS.

In accordance with U.S GAAP, we have adopted the equity method of accounting. Under the equity method of accounting, the Company records the investment at cost.  The Company’s investment in the entity is increased by additional contributions to the entity as well as its proportionate share of earnings in the entity. Conversely, the Company’s investment is decreased by distributions made by the Company and by its proportionate share of losses. During the quarter ended September 30, 2016, the Company has made additional contribution of $29,148 to maintain 50% of ownership interest. As of September 30, 2016, the Company’s investment in Sannabis SAS is $36,260.

On March 4th, 2016, the Company has sold 5% stake in Sannabis SAS to a third party in exchange for $25,000 and the Company has recognize gain for the amount of $22,500.

NOTE 5-DEBT

Third Party Notes Payable

	Principle		Accrued Interest
Instrument	Sep 30, 2016	Dec 31, 2015	Sep 30, 2016	Dec 31, 2015
Auctus Convertible (1)	$-	$23,250	$-	$5,449
Debt discount- Derivative (1)	-	-	-	-
KBM Worldwide Convertible (2)	-	26,250	-	5,271
Debt discount- Derivative (2)	-	-	-	-
Bold Leego Convertible (3)	27,820	27,820	5,340	3,669
Debt discount- Derivative (3)	-	-	-	-
Auctus Convertible (4)	39,395	39,395	7,942	1,436
Debt discount- Derivative (4)	-	-	-	-
KBM Worldwide Convertible (5)	-	43,000	-	6,081
Debt discount- Derivative (5)	-	-	-	-
LG Capital (6)	50,000	58,000	14,790	6,784
Debt discount- Derivative (6)	-	-	-	-
KBM / Worldwide Convertible (7)	-	54,000	14,117	5,199
Debt discount- Derivative (7)	-	-	-	-
LG Capital (8)	26,500	26,500	2,852	1,260
Debt discount (8)	(1,500)	(1,500)	-	-
Debt discount- Derivative (8)	-	(10,482)	-	-
Auctus Convertible (9)	73,750	73,750	9,092	3,556
Debt discount- Derivative (9)	-	-	-	-
Debt discount (9)	(7,750)	(7,750)	-	-
Rockwell Convertible(10)	30,755	-	-	-
Debt discount (10)	(28,421)	-	-	-
	$210,549	$352,233	$54,133	$38,705

(1) On July 28, 2014, the Company issued a convertible promissory note to a third party in the amount of $32,250. The note accrues interest at the rate of 8% per annum and has a maturity date of April 28, 2015. The default interest rate is 22%. The note is convertible after 180 days from the date of issuance at 55% of the average lowest two-day trading price of common stock during the 25 days preceding the date of conversion. Loan proceeds amounting to $5,250 were paid directly to service providers. On January 24, 2015, the loan became convertible and a related derivative liability was recorded (See Note 9). During the quarter ended September 30, 2016, the third party exercised the conversion option in connection with $23,250 of the amount owed under the note and the note is fully extinguished. (See Note 7)

(2) On September 5, 2014, the Company issued a convertible promissory note to a third party in the amount of $37,500. The note accrues interest at the rate of 8% per annum and has a maturity date of June 9, 2014. The note is convertible after 180 days from the date of issuance at 55% of the average lowest three-day trading price of common stock during the 10 days preceding the date of conversion. Loan proceeds amounting to $11,000 were paid directly to service providers. On March 4, 2015, the loan became convertible and a related derivative liability was recorded (See Note 9). Starting on April 30, 2015, the Company is in default under this Note. The principal amount was increased by 50% for the amount of $12,750 and a related derivative liability was recorded. During the quarter ended September 30, 2016, the third party exercised the conversion option in connection with $26,250 of the amount owed under the note and the note is fully extinguished. (See Note 7)

(3) On September 18, 2014, the Company issued a convertible promissory note to a third party in the total amount of $50,000. The note accrues interest at the rate of 8% per annum and has a maturity date of September 24, 2015. The note is convertible into common stock at discount of 50% at maturity. Loan proceeds amounting to $2,500 were paid directly to service providers in 2014. On March 25, 2015, the loan became convertible, and the Company is in default due to not issuing shares upon conversion on time under this Note. Related derivative liability was recorded (See Note 9). The principal amount was increased by $3,320 and a related derivative liability was recorded. The third party converted $25,500 of the principal amount of the note into the Company’s common stock.

(4) On December 19, 2014, the Company issued a convertible redeemable note to a third party in the amount of $55,250. The note accrues interest at the rate of 8% per annum and has a maturity of nine months.  The note is convertible after 180 days from the date of issuance at 55% of the lowest two trading price of common stock during the 25 days preceding the date of conversion. Loan proceeds amounting to $5,250 were paid directly to the investor’s counsel for transaction preparation in 2014. On June 17, 2015, the loan became convertible and a related derivative liability was recorded (See Note 9).

(5) On November 17, 2014, the Company issued a convertible redeemable note to a third party in the amount of $43,000. The note accrues interest at the rate of 8% per annum and has a maturity of nine months.  The note is convertible after 180 days from the date of issuance at 55% of the lowest three trading price of common stock during the 10 days preceding the date of conversion. Loan proceeds amounting to $10,500 were paid directly to the investor’s counsel for transaction preparation in 2014. On May 16, 2015, the loan became convertible and a related derivative liability was recorded (See Note 9).

(6) On November 5, 2014, the Company entered into a securities purchase agreement with a third party, whereby the Company shall issue an 8% convertible note in an aggregate principal amount of $63,000, convertible into shares of common stock of the Company. The note shall accrue interest at a rate of 8% per annum, commencing on November 5, 2014.  The third party, at their option, any time after 180 days after full payment of the agreed upon cash, may convert all or any amount of the principal face amount of the note into shares of the Company’s common stock at a price equal to 55% of the lowest trading price of the Company’s common stock on the national Quotations Bureau (“OTCQB”) exchange or any exchange upon which the Company’s stock is traded, for the twenty prior trading days, including the day upon which notice of conversion is received by the Company.  On May 4, 2015, the loan became convertible and a related derivative liability was recorded (See Note 9). During the quarter ended September 30, 2016, the third party exercised the conversion option in connection with $8,000 of the amount owed under the note. (See Note 7)

(7) On January 29, 2015, the Company issued a convertible promissory note to a third party in the amount of $54,000.  The note accrues interest at the rate of 8% per annum and has a maturity date of November 2, 2015.  The note is convertible after 180 days from the date of issuance at 55% of the average of the lowest three-day trading price of the common stock during the 10 days preceding the date of conversion.  Loan proceeds amounting to $15,000 were paid directly to services providers at the time of issuance. On July 28, 2015, the loan became convertible and a related derivative liability was recorded (See Note 9). During the quarter ended September 30, 2016, default penalty for the amount of $8,000 has increase outstanding principle balance. On August 18th, 2016, the note is fully repaid by the Company.

(8) On May 28, 2015, the Company issued a convertible promissory note to a third party in the amount of $26,500, and the Company received $25,000 in cash, including an additional $1,500 paid for debt issuance cost.. The note accrues interest at the rate of 8% per annum and has a maturity date of May21, 2016.  The note is convertible after 180 days from the date of issuance at 55% of the average of the lowest three-day trading price of the common stock during the 20 days preceding the date of conversion.   On July 28, 2015, the loan became convertible and a related derivative liability was recorded (See Note 9).

(9) On July 8, 2015, the Company issued a convertible promissory note to a third party in the amount of $73,750, the Company received $66,000 in cash, including an additional $7,750 paid for debt issuance cost..  The note accrues interest at the rate of 8% per annum and has a maturity date of April 8, 2016.  The note is convertible after 180 days from the date of issuance at 55% of the average of the lowest three-day trading price of the common stock during the 25 days preceding the date of conversion. On January 4th, 2016, the loan became convertible and a related derivative liability was recorded (See Note 9).

(10) On August 18, 2016 the Company entered into a Settlement Agreement with Rockwell Capital Partners, Inc. (“Rockwell”), whereby Rockwell acquired liabilities of the Company in an amount of $109,894.47 (the “Debt”), which was owed by the Company to various third parties related to legal and accounting services, as well as other service providers related to the Company’s operations.  During the quarter ended September 30, 2016, the third party exercised the conversion option in connection with $79,140 of the amount owed under the note.

NOTE 6-RELATED PARTY TRANSACTIONS

Related Party Debt

On April 14, 2008, the Company signed a loan agreement in which it borrowed an aggregate of $328,000 from Ararat, LLC.  The note originally matured on December 31, 2012 and carried a 10% interest rate.  On November 14, 2012, the Company restructured the debt into a new convertible note, which does not accrue interest.  The lender has the right to convert the loan within twenty-four months at a price of $0.30 per share.  Any net proceeds from the stock currently held by the lender or by the preferred shareholder which are liquidated within the next twenty-four months will be credited against the loan.  At the end of the twenty-four months, the lender has the right to demand stock as payment of the debt at 90% of the bid price for the preceding ten-day weighted average.  The lender will not be subject to the floor price of $0.30 after November 15, 2014.  The Company evaluated the aforementioned debt modification under FASB ASC 470-50 and determined that the modification qualified as an extinguishment of debt due to substantial modifications, which included, an extension of the maturity date, the modification of the interest rate, and the modification of the conversion price.  In accordance with FASB ASC 470-50-40-2, the extinguishment of debt was accounted for as an increase in the principal in the amount of $20,634, resulting in a loss on debt restructuring for that same amount.  The resulting derivative liability was reclassified and accounted for as an increase to additional paid-in capital.

On March 27, 2013, Ararat, LLC agreed to cancel the entire debt balance in exchange for 1,500,000 preferred B shares of New Colombia Resources.  These shares can be exchanged for 1,500,000 common shares within the next 19 months.  If, at the end of 19 months, the 1,500,000 common shares have a value less than $600,000, the Company will issue additional shares, which, when added to the aforementioned 1,500,000 shares, will total $600,000 at 90% of the average bid price of the trailing ten days.  The Company evaluated the aforementioned debt modification under FASB ASC 470-50, and determined that the modification qualified as an extinguishment of debt due to substantial modifications, which included, an increase in the fair value of the conversion option of more than 10%.  In accordance with FASB ASC 470-50-40-2, the extinguishment of debt was accounted for as a conversion of principal and accrued interest of $348,634 and $53,290, respectively, a loss on settlement of debt of $198,076, and a related make whole liability of $550,000 was recorded as a provision for the aforementioned 1,500,000 common shares having a market value of less than $600,000 as of June 30, 2014.

On September 11, 2014, the Company and Ararat, LLC entered into the Amended of the Debt Settlement Agreement and Royalty Agreement (the “Ararat Debt Settlement Agreement”), which supersedes and replaces the Debt Settlement Agreement dated March 27, 2013.  The Ararat Debt Settlement Agreement provided for the resolution of all debt and mutual release of all liabilities between the Company and Ararat for future Royalty interest payments totaling $660,000 from the sales of future production from certain gravel and coal mines held by the Company, of which $80,000 must be received by Ararat, LLC by March 31, 2015.  Should the Company fail to remit the $80,000 by March 31, 2015, Ararat, LLC will retain its rights to convert the Preferred stock shares pursuant to the agreements dated, November 14, 2012 and March 27, 2013.  Should Ararat, LLC fail to convert its shares prior to November 15, 2015, pursuant to the Debt Settlement Agreement and Royalty Agreement, Ararat, LLC will relinquish all rights to do so thereafter.

As a result of the above Debt Settlement Agreement and Royalty Agreement, the Company reversed the Make Whole Liability and recognized a current liability of $660,000 for the effective elimination of the obligation to fulfill requirements under the Make Whole Liability obligation. See Note 10 for subsequent event disclosure

Related Party Transactions

As of September 30, 2016, the accounts payable and accrued interest – related parties balance represents expenses which were primarily paid directly to current and former officers of the Company. As of September 30, 2016, the accounts payable and accrued interest – related parties balance was composed of $129,459 in accrued salaries and expenses payable to the Company’s current Chief Executive Officer.

NOTE 7-STOCKHOLDERS' EQUITY

Preferred Stock Series A

There are 20,000,000 shares of authorized preferred stock. During 2011, the Company issued 10,000,000 shares of Series A Convertible Preferred Stock to the Company’s former Chief Executive Officer for services. During 2015, all shares have been transferred to current Chief Executive Officer. The shares are convertible into 51% of outstanding common stock, hold 66 2/3% voting rights, and do not receive dividends. The Company evaluated the preferred stock under ASC 718-10-25, ASC 480-10-25, and ASC 815-10-25, and determined that equity classification was appropriate. As the conversion option can be exercised into 51% of the outstanding shares of the Company, the Company determined that the holder of the preferred shares receives additional value each time the Company issues common shares, thereby increasing the number of common shares the preferred shares can be converted into. As a result, the Company has determined the incremental value given to the preferred shareholder upon additional issuances of common shares should be recorded at fair value and charged to expense. For the nine months ended September 30, 2016, the Company issued an aggregate of 102,354,162 common shares. The Company determined the aggregate incremental cost of the share issuance to be $1,051,447.

Common Stock

For the nine months ended September 30, 2016, the Company sold an aggregate of 36,125,000 shares of the Company’s common stock to third parties. The aggregate purchase price was $169,600.

For the nine months ended September 30, 2016, third parties converted total amount of $221,443 of principal into 60,965,273 shares of the Company’s common stock.

For the nine months ended September 30, 2016, the Company issued 1,250,000 shares of the Company’s common stock to the third party for accounting services.  The shares were valued at $20,438.

Stock Options

On April 28, 2016, the Company entered an option agreement with a third party, for up to a total of 3,000,000 fully paid and non-assessable shares of common stock at the price of $0.02 per share. This option may be exercised at any time commencing on September 28, 2015 to and include September 28, 2018.

On May 5, 2016, the Company entered an option agreement with a third party, for up to a total of 250,000 fully paid and non-assessable shares of common stock at the price of $0.02 per share. This option may be exercised at any time commencing on May 4, 2016 to and include May 4, 2018.

The following table summarizes the Company’s stock options:

	Options	Weighted Average Exercise Price	Exercisable	Weighted Average Remaining Life
Balance, December 31, 2015	34,840,000	$0.03	34,840,000	0.84 years
Granted	3,250,000	0.02
Expired	(6,000,000)	0.05
Exercised	-	-
Cancelled	-	-
Balance, September 30, 2016	32,090,000	0.03	13,000,000	1 years

NOTE 8-FAIR VALUE MEASUREMENTS

As defined in FASB ASC Topic 820, fair value is the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  This Topic requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. The statement requires fair value measurements be classified and disclosed in one of the following categories:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.  The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Pricing inputs other than quoted market prices included in Level 1 that are based on observable market data and are directly or indirectly observable for substantially the full term of the asset or liability.  These include quoted market prices for similar assets or liabilities, quoted market prices for identical or similar assets in markets that are not active, adjusted quoted market prices, inputs from observable data such as interest rate and yield curves, volatilities or default rates observable at commonly quoted intervals, or inputs derived from observable market data by correlation or other means.

Level 3: Pricing inputs that are unobservable or less observable from objective sources.  Unobservable inputs should only be used to the extent observable inputs are not available.  These inputs maintain the concept of an exit price from the perspective of a market participant and should reflect assumptions of other market participants.  An entity should consider all market participant assumptions that are available without unreasonable cost and effort.  These are given the lowest priority and are generally used in internally developed methodologies to generate management's best estimate of the fair value when no observable market data is available.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

Certain assets and liabilities are reported at fair value on a recurring or nonrecurring basis in the Company’s consolidated balance sheets.  The following methods and assumptions were used to estimate the fair values:

Cash and Cash Equivalents, Prepaid Expenses, Mining Rights, Accounts Payable and Accrued Liabilities

The carrying amounts approximate fair value because of the short-term nature or maturity of the instruments.

Other Liability

As a result of the above Debt Settlement Agreement and Royalty Agreement, the Company reversed the Make Whole Liability and recognized a current liability of $660,000 for the effective elimination of the obligation to fulfill requirements under the Make Whole Liability obligation.

Derivative Liabilities

The estimated fair value of the derivative liabilities was calculated using the Black-Scholes option pricing model (See Note 9).

The following table sets forth, by level within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2016:

Description	(Level 1)	(Level 2)	(Level 3)	Total Carrying Value
Other liability	$660,000	$-	$-	$660,000
Derivative liability	$-	$-	$297,044	$297,044

NOTE 9-DERIVATIVE LIABILITIES

As of September 30, 2016, the Company did not have any Level 1 or Level 2 financial assets and liabilities or any Level 3 financial assets. The Company’s Level 3 liabilities consisted of Convertible Notes and their fair values were $297,044

As of September 30, 2016, the Company determined that the following convertible notes (collectively “Convertible Notes”) contained an embedded derivative instrument as the conversion price was based on a variable that was not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 – 40 (See Note 5):

*	Auctus Convertible (1)
*	KBM Worldwide Convertible (2)
*	Bold Leego Convertible (3)
*	Auctus Convertible (4)
*	KBM Worldwide Convertible (5)
*	LG Capital (6)
*	KBM Worldwide Convertible (7)
*	LG Capital (8)
*	Auctus Convertible (9)

	Initial	September 30, 2016
Common stock issuable	139,068,393	184,702,252
Market value of common stock on measurement date (1)	$0.002 - $0.0127	$0.0026
Adjusted exercise price	$0.0018 - $0.0068	$0.0012
Risk free interest rate (2)	0.01%-0.22%	0.29%
Instrument lives in years	0.26 – 0.5	0.25
Expected volatility (3)	140%-375%	193%
Expected dividend yields (4)	None	None

(1)

The market value of common stock is the stock price at the close of trading on the date of issuance or at period-end, as applicable.

(2)

The risk-free interest rate was determined by management using between the 0.17 and 3-year Treasury Bill as of the respective offering or measurement date.

(3)

The historical trading volatility was determined by the Company’s trading history.

(4)

Management determined the dividend yield to be -0-% based upon its expectation that it will not pay dividends for the foreseeable future.

The following table summarizes the Company’s derivative liabilities during the nine months ended September 30, 2016:

	Balance at December 31, 2015	Initial Valuation	Initial Valuation Day 1 Loss	Change in Fair Value of Derivative Liabilities	Settlement through Repayment of Debt	Settlement through Debt Conversion	Balance at September 31, 2016
Auctus Convertible (1)	$45,042	$ -	$ -	$(12,620)	$(32,422)	$ -	$ -
KBM Worldwide Convertible (2)	49,420	-	-	49,879	(99,299)	-	-
Bold Leego Convertible (3)	47,595	-	-	(10,218)	-	-	37,377
Auctus Convertible (4)	70,045	-	-	(17,116)	-	-	52,929
KBM Worldwide Convertible (5)	82,508	-	-	(32,747)	(49,761)	-	-
LG Capital (6)	103,125	-	-	(28,444)	(5,884)	-	68,797
KBM Worldwide Convertible (7)	105,812	-	-	(58,675)	(47,137)	-	-
LG Capital (8)	51,363	-	-	(14,900)	-	-	36,463
Auctus Convertible (9)	-	73,750	37,179	(9,451)	-	-	101,478
Total	$554,910	$73,750	$37,179	$(134,292)	$(234,503)	$ -	$297,044

NOTE 10-SUBSEQUENT EVENTS

During the last quarter of 2016, the Company entered into a joint venture operating agreement with MSG Mining Corp. (“MSG”) of Somerset, KY to develop MSG’s wholly owned Coal Mining Concession Contract # JC3-15231 in the Republic of Colombia to extract coal and possibly produce a Coke product for international or local sales.  The Company will meet at the mining site with MSG to determine their course of action based on an existing Work Plan developed by an experienced geological consulting firm in the area.  MSG asserts and has provided evidence it does own the mining rights to this concession contract with an approved Plan de Trabajo y Obra (“Work Plan”) from the Agencia Nacional de Mineria (“ANM”) and approved Licencia Ambiental (“Environmental License”) from the competent local environmental authority.

The Company and MSG are forming a Venture Company in Colombia to execute the agreement anticipating coal mining activities beginning in June of 2017.  Plans are to extract 10,000 tonnes of metallurgical coal per month scaling up as market conditions and available resources allow.  The Venture Company will be 51% owned by New Colombia Resources, Inc. and 49% owned by MSG Mining Corp. with profits and loses likewise distributed.

During the last quarter of 2016, Bold Leego Convertible (3) (see Note 5) has been converted into common stock and the note is extinguished upon conversion.

During the last quarter of 2016, Rockwell Convertible (10) (see Note 5) has been converted into common stock and the note is extinguished upon conversion.

During the last quarter of 2016, the Company sold an aggregate of 32,570,000 common shares to third parties. The aggregate purchase price was $69,800.

During the last quarter of 2016, third parties converted principal for total amount of $619,647 into 154,284,905 shares of the Company’s common stock.

During the last quarter of 2016, the Company issued additional 4,500,000 common shares to a related party for property paid on behalf of the Company.

During the last quarter of 2016, the Company resolved to issue 10,000,000 common shares to a third party for the reduction of $100,000 of debt owed for the purchase of a rock crushing plant.  These shares were issued during 2017.

During 2016, the Company issued a convertible redeemable note to AUCTUS FUND, LLC in the amount of $57,750. The note accrues interest at the rate of 12% per annum and has a maturity of nine months. The note is convertible any time from the date of issuance until the later of (i) Maturity Date and (ii) the date of payment of Default Amount at 70% of the lowest trading price of the common stock during the 25 days preceding the date of conversion.

On January 5, 2017, the Company issued convertible promissory note to AUCTUS FUND, LLC in the amount of $600,000. This note is being issued by the Company to settle the current liabilities owed to the Ararat LLC for the amount of $600,000 (See Note 6). The note accrues interest at the rate of 12% per annum and has a maturity date of July 5, 2017.  The note is convertible any time from the date of issuance until the later of (i) Maturity Date and (ii) the date of payment of Default Amount at 60% of the lowest trading price of the common stock during the 20 days preceding the date of conversion. Elimination of liabilities owed to the Ararat would allow the Company to avoid royal expense of which has significantly improved the Company’s cash flow.  On April 12, 2017, this note is extinguished through fully conversion of common stock.  This Note also eliminates the royalty payments owed to Ararat, LLC.

During 2017, the Company sold an aggregate of 17,700,000 common shares to third parties. The aggregate purchase price was $89,000.

During 2017, the Company issued 44,964,272 common shares in a conversion of $237,866 debt balance owed to AUCTUS FUND, LLC (Note 5).

During 2017, the Company’s subsidiary entity, Compania Minera San Jose Ltda. closed a farm purchase agreement with a third party that acquired two farms for consideration of $125,000 with the land size of 24.7 hectares and 97.7 hectares.  The property has several debts totaling approximately $275,000 that were acquired with this purchase.  Compania Minera San Jose Ltda. will negotiate with these debtors to reduce this amount.

During 2017, the Company entered into a second Settlement Agreement with Rockwell Capital Partners, Inc. (“Rockwell”), whereby Rockwell acquired liabilities of the Company in an amount of $165,500 (the “Debt”), of which $60,000 was owed by the Company to Ararat LLC and the remainder to various third parties related to legal and accounting services, as well as other service providers related to the Company’s operations. The conversions took place between January 13, 2017 and March 1, 2017. The Debt has now been fully extinguished, and all remaining shares held in reserve for the conversion of the Debt have been returned to treasury. During 2017, the Company issued 17,200,000 common shares in a conversion debt balance and the note is extinguished upon conversion.

During 2017, the Company entered into a Coal Purchase Agreement with a third party to supply 500,000 tonnes of metallurgical coal beginning in April 2017, subject to the Company obtaining financing.  The Company has asked the Buyer for an extension on the first delivery as they source the coal and obtain the necessary financing and is awaiting their response.  The Company has coal mines ready to operate to fulfill this order once financing is secured.

During 2017, the Company received notice from the Agencia Nacional de Mineria of Colombia that the addition of gravel to their existing approved Work Plan for coal has been approved for their wholly owned Concession Contract ILE-09551.The Company expects to supply gravel by June 2017.

During 2017, the Company's subsidiary in Colombia, Compania Minera San Jose Ltda., entered into a three-month coal purchase agreement with a third party for 3000 - 10,000 tonnes of thermal coal per month at a purchase price of $131,000 COP/tonne (~US$45). First deliveries have been made and payment received from Buyer.

During 2017, the Company issued 11,500,000 shares to a third party to settle $200,000 of consulting services.

During 2017, the Company formed a subsidiary in Colombia, Eco R Mining, S.A.S. This subsidiary is 51% owned by the Company and 49% owned by MSG Mining Corp. (“MSG”) of Somerset, KY, formed to develop MSG’s coal mining Concession Contract # JC3-15231 in the Republic of Colombia to extract coal and possibly produce a Coke product for international and local sales. The Company expects to be mining this concession by June 2017.

During 2017, the Company formed a subsidiary in Florida, New Colombia Ventures, LLC. This subsidiary was formed to legally import and distribute in the U.S. and elsewhere medical marijuana products from another Company subsidiary in Colombia, Sannabis S.A.S. or others.  New Colombia Ventures, LLC will become a distributor of Sannabis SAS. New Colombia Ventures, LLC is 51% owned by the Company, the remaining 49% is owned by others including the current Company President and a retired MLB All Star that will assist in marketing products.  Marketing efforts have already begun.

During 2017, the Company issued a convertible promissory note to a third party in the amount of $110,250 due on May 16, 2017. Total proceeds received by the Company were $105,000.

ITEM 11-CONTROLS AND PROCEDURES

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures.

Under the supervision and with the participation of our principal executive officer and principal financial officer, we conducted an evaluation of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act. As a result of this evaluation, we identified material weaknesses in our internal control over financial reporting as of December 31, 2014 as is identified below.  Accordingly, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were not effective as of December 31, 2014 as is described below.

Management’s Annual Report on Internal Control Over Financial Reporting.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) and 15d-(f) under the Exchange Act. Our internal control over financial reporting are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with U. S. generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:

i.

pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;

ii.

provide reasonable assurance that transactions are recorded as necessary to permit the preparation of our consolidated financial statements in accordance with U. S. generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

iii.

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the consolidated financial statements.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework.

Management has concluded that our internal control over financial reporting was not effective as December 31, 2014 due to the existence of material weaknesses. The material weaknesses identified include the following:

Management’s assessment identified several material weaknesses in our internal control over financial reporting. These material weaknesses include the following:

•

Lack of appropriate segregation of duties;

•

Limited capability to interpret and apply accounting principles generally accepted in the United States;

•

Lack of formal accounting policies and procedures that include multiple levels of review; and

•

Failure to properly record transactions related to asset acquisitions, derivative liabilities, and equity based payments to employees and non-employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW COLOMBIA RESOURCES, INC.

Date: April 26, 2017

By: /s/ John Campo

John Campo, Chief Executive Officer